Exhibit 11.3

Sales & Purchase Agreement Of Operating Centre

Purchaser: Asia Payment Systems (China) Co., Ltd.

Address : Room 132, Block L, 13th Floor, 888, Hen Cheng Du Road, Shanghai, China.

Sellers : Global Uplink Communications Ltd.

Address : 5th Floor, 168, Longkou Xi Road, Guangzhou, China.

Article (I) Transaction

Asia Payment Systems (China) Co., Ltd. (hereinafter referred to as thePurchaser") and Global Uplink Communications, Ltd. (hereinafter referred to as theSeller") through friendly negotiation, hereby agree that the Purchaser or the Purchasers branch in Guangzhou (hereinafter referred to as the Purchasers Branch)shall pay a total cash consideration of Reminbi One Million and Five Hundred (RMB 1,500,000) to the Seller and the Seller shall:

(I) Sell to the Purchaser or the Purchasers Branch upon signing of this agreement all the assets contained in the current operating center of the Seller (hereinafter referred to as the Operating Center) located at 3F, 4F and 5F, No.168, Longkou Xi Road, Guangzhou, China (hereinafter referred to as the Premises),which include furniture and fittings, computer equipment, telephone and telecommunications related network equipment and data (hereinafter collectively referred to as the Assets, a list of which is attached as Exhibit A hereto);

(II)Transfer to the Purchaser or the Purchasers Branch all the business operating procedures and processes of the Operating Center (hereinafter referred to as Intellectual Property, a list of which is attached as Exhibit B hereto);

(III)Transfer to the Purchaser or the Purchasers Branch all the staff currently under the employment of the Seller (hereinafter referred to as theStaff, a list of which is attached as Exhibit C hereto);

(IV) Transfer to the Purchaser or the Purchasers Branch the tenancy agreement of the Premises (hereinafter referred to as the "Tenancy);

(V) Obtain the approval of all its shareholders for the execution of this Agreement, and their undertakings to grant an option to the Purchaser to acquire all their shareholdings in the Seller (hereinafter referred to as the Shareholders' Resolution").

Article (II) Purchaser's Rights And Obligations

(I) Purchaser or the Purchasers Branch shall be responsible to pay the rental of the Premises and all expenses of the Operating Center immediately after the completion of the transactions contemplated in Article I above (hereinafter referred to as the Completion).

(II) Purchaser has the rights to dispatch its appointed representatives to visit the Operating Center before the Completion to inspect the Assets and the proper functionality of the equipment and facilities;

(IIIi)If in the process of handover of the Operating Center, any expenses incurred, due to adjustment of the project made by the Purchaser, will be borne by Purchaser.

(IV) Purchaser has the obligation to make payment in full in accordance with the terms and conditions as stated in this Agreement.

Article (III) Seller's Rights and Obligations

(I) The Seller shall ensure that on or before the Completion:

(i) The approval of all the shareholders is obtained for the granting of the Option.

(ii) The Tenancy of the Premises is validly transferred to the Purchaser or the Purchasers Branch with proper approval from the Landlord;

(iii) Arrangement is made for the transfer of all the Staff to the Purchaser or the Purchasers Branch with properly executed employment contracts with Purchaser or the Purchasers Branch;

(iv) The facilities and equipment contained in the Operating Center are in good working condition and order;

(v) The Intellectual Property is properly documented and handed over to the Purchaser or the Purchasers Branch;

(II) The Seller has the rights to receive full payment of the Consideration in accordance with the conditions as stated in this Agreement.

Article (IV) Mode of Payment of Consideration

The Purchaser shall make an initial payment of 10% of the Consideration within 15 working days from the date of signing of this Agreement (hereinafter referred to as the First Payment).The Seller shall on or before March 31, 2007 complete all its obligations as listed in Paragraph (1) of Article III above. The Purchaser shall upon the signing of the acknowledgement of transfer by both the Parties (See Exhibit F), pay the Seller 90% of the Consideration (hereinafter referred to as Balance Payment) and the Seller, upon receiving the Balance Payment from the Purchaser, shall issue to the Purchaser the official tax receipt.

Article (V) Liabilities in Breach of Agreement

(I) The Purchaser shall make payment in accordance with the payment terms in this Agreement. If payment is delayed due to the fault of the Purchaser, the Purchaser shall pay to the Seller a daily interest at the rate of 0.01% as penalty to the breach of this Agreement. If the delay exceeds thirty (30) days, the Seller shall be entitled to terminate this Agreement and shall be entitled not to refund any amount of the First Payment received but shall return the Balance Payment if it has been paid by the Purchaser. Should the First Payment be insufficient for the Seller to recover the direct financial losses as may be suffered by the Seller, the Purchaser shall compensate the portion of the Sellers losses which are not recovered from the First Payment.

(II) The Seller shall complete the handover in accordance with the Conditions as stated in this Agreement. If delay is caused by the Seller, the Seller shall pay Purchaser a daily interest at the rate of 0.01% as penalty to the breach of this Agreement. If the delay caused by the Seller exceeds thirty (30) days, the Purchaser shall have the right to terminate this Agreement and shall be entitled to demand to compensate twice the amount of the First Payment as well as the full amount of the Balance Payment if it has been paid by the Purchaser. Should the First Payment be insufficient for the Purchaser to recover direct financial losses as may be suffered by the Purchaser, the Seller shall compensate the portion of the Sellers losses which are not recovered from the First Payment.

(III) Either party shall not be entitled to terminate this Agreement without the consent of the other party. Should any party breach this Agreement by terminating this Agreement earlier without the consent of the other party, it shall compensate the other party with the First Payment amount and should the First Payment amount be insufficient for the non-breaching party to recover its direct financial losses, the breaching party shall continue to compensate the portion of the non-breaching partys losses which are not recoverable from the First Payment, provided that the non-breaching shall no longer be entitled to demand the breaching party for specific performance of this Agreement.

(IV) Should either party fail to discharge any obligation under this Agreement and does nor remedy such failure within seven (7) days from the date of the notice of failure given by the other party, it will be deemed that the earlier party has breached this Agreement and the breaching party shall compensate the other party with the First Payment amount and should the First Payment amount be insufficient for thr the non-breaching party to recover its direct financial losses, the breaching party shall continue to compensate the portion of the non-breaching party's losses which are not recoverable from the First Payment; provided however that the specific provisions on compensation relating to the specific breach stipulated in this Agreement shall prevail.

No Obligation To Complete

(I) Should there be any uncontrollable event like a natural disaster, political upheaval, or epidemic which causes the delay in the Completion under this Agreement, the Purchaser shall not be deemed as in breach of this Agreement, provided that Purchaser shall, within a reasonable time, have informed Seller of the occurrence of the uncontrollable event together with the document from the Chinese authority certifying such occurrence.

(II) The Purchaser shall have the option to either terminate this Agreement or to postpone the Completion under this Agreement, in accordance to the degree of severity of the uncontrollable event.

Non - disclosure

(I) Both parties shall not disclose to any third party confidential information of the other party and such confidential information shall mean any information not already in the public domain which shall include any business operating procedures, processes, reports and documents, government approval documents and customer data base.

(II) Both parties shall cause their related companies and employees to:

(1) to keep confidential any confidential information as referred to above;

(2) not to disclose an confidential information unless with the consent of the other party in writing;

(3) not to use any confidential information for any purpose other than for the discharging of the parties obligations under this Agreement

(4) to keep all duplicate copies of the confidential information in the same standard of security as the original copies are kept.

(III) Confidential information shall not include :

(1) any information already in the public domain;

(2)any information that is required by law to be disclose.

(3) any information that is independently obtained without the assistance of the other party

(4) any information already in the possession of that party which discloses such information to any third party on its own.

(IV) This non-disclose clause shall survive within 2 years from the date of the termination of this agreement

(I) This Agreement shall be effective from the date of execution of this Agreement by both parties and shall expire at Completion.

(II) This Agreement shall be construed under the laws of China. Should there be any dispute, it shall be resolved via friendly negotiation, failing which, either party may file the case with the appropriate judiciary authorities.

(III) There are two copies of this Agreement and each party shall keep one which shall have similar legal effect.

(IV) Any attachment to this Agreement shall form part of this Agreement and shall have the same legal effect as this Agreement.

(1) Notices
(I) If to the Purchaser or the Purchasers Branch:

If to the Seller:

(II) All notices shall be delivered to the other party in accordance to the contacts as listed above. The party with any change of contact different from those listed above shall notify the other party within three days from such change, otherwise, the party with changes shall be fully responsible for any legal consequence. The delivery of notices shall also apply to any notices of the judiciary authorities, and both parties agree that in the event that the said notices can not be delivered to a party at the contacts listed in this Agreement or those notified subsequent to the date of this Agreement, the other party shall have the right to apply to the court for the notice to be published.

2. Any changes of this Agreement shall be in writing and it shall be effective after it has been executedn by the authorized representatives of both parties, and it should form part of this Agreement and that the amended content shall supersede the original content of this Agreement.

3. Any extension of time granted by either party to the other party for the discharge of any of the other party's obligations under this Agreement shall not be deemed as waiver of the rights of the first-mentioned party under this Agreement nor will it jeopardize its legal rights and benefits under the laws of China.

4. Should any provision of this Agreement be deemed ineffective or invalid, it shall not affect or jeopardize the rest of the provisions of this Agreement and both parties shall immediately cease to act on such invalid and ineffective provisions and shall use their best efforts to amend such provisions to reflect the original intents of both parties in order to enable both parties to act accordingly.

5. The Purchaser may assign part or all of the rights under this Agreement to a related party provided a notice of such intention shall be given to the Seller

6. The Seller shall bear all expenses other than tax payable to the Chinese Government relating to the transaction contemplated in this Agreeement.

7. This Agreement supersede all agreements and understanding that may have been agreed and/or entered into by both parties, and hereby agree that only their respective authorized representative may execute any addendum and/or amendments to this Agreement.

8. Should there be any obligation of either party not being discharged prior to the completion of this Agreement, it shall continued to be discharged fully by the party after the completion date.

9. Should ther be any other understanding and matters not being dealt with under this Agreement, it shall be dealt with through mutual negotiations and addenda to this Agreement.

In Witnesses hereof, both parties have executed this Agreement as of the date hereof:

(No Signature Required) NG KING KAU	(Chen Yu Hua) (No Signature Required) CHEN YU HUA

Attachment A: List of Assets

Attachment B: List of Intangible Assets

Attachment C: List of Staff.

Attachment D: Rental Agreements

Attachment E: Minutes Of Shareholders' Meeting

Attachment: Acknowledgement Of Transfer.